Exhibit 11b


                             Ameritech Corporation
                Computation for Fully Diluted Earnings Per Share


                                                             1994               1993              1992
                                                             ----               ----              ----
 Net Income (Loss) after extraordinary item
 and cumulative effect of change in accounting
 principles                                            ($1,063,613,000)   $1,512,798,000     ($400,361,000)
                                                       ===============    ==============     =============

 Weighted average number of shares outstanding
                                                           549,238,304       544,076,354       536,559,890
 Additional dilutive effect of outstanding
 options (as determined by the application of
 the treasury stock method)
                                                             1,606,099         1,503,542         1,389,716
                                                       ---------------    --------------     -------------
 Weighted average shares outstanding on which
 primary earnings per share are based
                                                           550,844,403       545,579,896       537,949,606
 Primary earnings per share                                     ($1.93)            $2.77            ($0.74)
                                                       ===============    ===============    ==============

This calculation is submitted in accordance with Regulation S-K, Item 601
(b)11, although not required by footnote 2 to paragraph 14 of Accounting Principles Board opinion No. 15 because it results in dilution of less than three percent.

Note: All share amounts have been restated for two-for-one stock split effective December 31, 1993.

Exhibit 11b


                             Ameritech Corporation
                Computation for Fully Diluted Earnings Per Share


                                                               1994             1993              1992
                                                               ----             ----              ----
 Income before extraordinary item and
 cumulative effect of change in accounting
 principles                                              $1,170,426,000   $1,512,798,000     $1,346,083,000
                                                         ==============   ==============     ==============

 Weighted average number of shares outstanding
                                                            549,238,304      544,076,354        536,559,890
 Additional dilutive effect of outstanding
 options (as determined by the application of
 the treasury stock method)
                                                              1,606,099        1,503,542          1,389,716
                                                         --------------   --------------     --------------
 Weighted average shares outstanding on which
 primary earnings per share are based
                                                            550,844,403      545,579,896        537,949,606
 Primary earnings per share                                       $2.12            $2.77              $2.50
                                                         ==============   ==============     ==============


This calculation is submitted in accordance with Regulation S-K, Item 601
(b)11, although not required by footnote 2 to paragraph 14 of Accounting Principles Board opinion No. 15 because it results in dilution of less than three percent. Accordingly, reported EPS does not consider dilutive securities.

Note: All share amounts have been restated for two-for-one stock split effective December 31, 1993.